Exhibit 15.4

VIA EDGAR

April 24, 2023

U.S. Securities and Exchange Commission
Division of Corporation Finance

Office of Finance

100 F Street, N.E.
Washington, D.C. 20549

Re:Futu Holdings Limited

Supplemental Submission pursuant to Item 16I(a) of Form 20-F

Dear Madam/Sir:

This letter is being submitted to the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the requirements set forth under Item 16I(a) of Form 20-F, which requires a registrant identified by the Commission pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”) to submit to the Commission on a supplemental basis documentation that establishes that the registrant is not owned or controlled by a governmental entity in the foreign jurisdiction.

On April 21, 2022, the Commission conclusively identified Futu Holdings Limited (the “Company”) as a Commission-Identified Issuer pursuant to the HFCAA because (i) the audit report included in the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 was issued by PricewaterhouseCoopers Zhong Tian LLP, a registered public accounting firm retained by the Company and headquartered in mainland China, and (ii) on December 16, 2021, the Public Company Accounting Oversight Board (the “PCAOB”) determined that it is unable to inspect or investigate completely registered public accounting firms located in mainland China because of a position taken by authorities in mainland China, which determination was subsequently vacated by the PCAOB on December 15, 2022.

The Company is controlled by Mr. Leaf Hua Li (“Mr. Li”), who holds 59.4% of the Company’s aggregate voting power as of March 31, 2023.

Based on an examination of the Company’s register of members in the Cayman Islands and publicly available documents such as beneficial ownership reports on Schedule 13D or Schedule 13G filed with the Commission with respect to the Company’s securities, and to the Company’s best knowledge, no shareholder beneficially owned 5% or more of the Company’s total outstanding shares and voting power as of March 31, 2023, except for Mr. Li and entities affiliated with Tencent Holdings Limited (collectively, the “Tencent Entities”), as described in detail below.

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Mr. Li is the Company’s founder, chairman and chief executive officer. Mr. Li beneficially owned 164,086,568 Class A ordinary shares and 239,750,000 Class B ordinary shares of the Company as of March 31, 2023, representing 36.2% of the Company’s total outstanding shares and 59.4% of the Company’s aggregate voting power.

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Tencent Holdings Limited is a company incorporated in the Cayman Islands and listed on the Hong Kong Stock Exchange (HKEX: 700). Based on the Schedule 13G/A filed by the Tencent Entities on February 3, 2023, the Tencent Entities beneficially owned 106,616,611 Class A ordinary shares

Futu Holdings Limited 11/F, Bangkok Bank Building, No. 18 Bonham Strand W, Sheung Wan, Hong Kong S.A.R., People’s Republic of China

t: +852 2523 3588 futuholdings.com

U.S. Securities and Exchange Commission Page 2

and 140,802,051 Class B ordinary shares of the Company as of December 31, 2022, representing 22.1% of the Company’s total outstanding shares and 35.0% of the Company’s aggregate voting power.

In addition, the Company is not aware of any governmental entity in mainland China that is in possession of the power, direct or indirect, to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

Given the above, the Company respectfully advises the Commission that the Company is not owned or controlled by a governmental entity in mainland China.

The above calculation of percentage ownership and voting power is based on (i) the total outstanding shares of the Company as of March 31, 2023, which comprised of 736,493,164 Class A ordinary shares and 380,552,051 Class B ordinary shares, (ii) the assumption that Mr. Li’s beneficial ownership in the Company remains unchanged since March 31, 2023, and (iii) the assumption that the Tencent Entities’ beneficial ownership in the Company remains unchanged since December 31, 2022. For more information relating to share ownership in the Company, please refer to “Item 6.E. Directors, Senior Management and Employees—Share Ownership” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2022, which was filed with the Commission on April 24, 2023.

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Futu Holdings Limited 11/F, Bangkok Bank Building, No. 18 Bonham Strand W, Sheung Wan, Hong Kong S.A.R., People’s Republic of China

t: +852 2523 3588 futuholdings.com

U.S. Securities and Exchange Commission Page 3

Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact our outside legal counsel, Will H. Cai at (852) 3758-1210 or Jie Zhang at (852) 3758-1231.

Sincerely,

Futu Holdings Limited

/s/ Leaf Hua Li

Leaf Hua Li, Chief Executive Officer

cc:	Arthur Chen, Chief Financial Officer, Futu Holdings Limited
Will H. Cai, Esq., Partner, Cooley LLP
Jie Zhang, Esq., Partner, Cooley LLP

Futu Holdings Limited 11/F, Bangkok Bank Building, No. 18 Bonham Strand W, Sheung Wan, Hong Kong S.A.R., People’s Republic of China

t: +852 2523 3588 futuholdings.com